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July 31, 1998


Fiserv, Inc.
255 Fiserv Drive
Brookfield, WI 53045

Fiserv, Inc.
Registration Statement on Form S-3


Dear Sirs:

         I have acted as counsel to Fiserv, Inc., a Wisconsin corporation ("Fiserv"), in connection with its Registration Statement on Form S-3 (the "Registration Statement"), filed under the Securities Act of 1933 (the "Act"), relating to the proposed resales of up to 77,424 shares of its Common Stock, $.01 par value (the "Shares"), by certain Selling Shareholders.

         In that connection, I have examined originals, or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including the Articles of Incorporation, as amended, and By-Laws, as amended, of Fiserv.

         Based upon the foregoing, I am of the opinion that:

         1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Wisconsin.

         2. The Shares have been duly authorized and are validly issued and fully paid and non-assessable subject to Section 180.0622(b) of the Wisconsin Business Corporate Law and judicial interpretations thereof.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me under "Legal Matters" in the Prospectus comprising a part of the Registration Statement. By giving the foregoing consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,


/S/ CHARLES W. SPRAGUE
Charles W. Sprague
Executive Vice President,
General Counsel and Secretary